UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2007

WPT Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-14479	77-0639000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5700 Wilshire Blvd., Suite 350,
Los Angeles, California	90036
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code:    323-330-9900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into a Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

Expiration of Travel Channel Option

Pursuant to an amendment (the “Amendment”), dated March 8, 2007, to the Master Agreement, dated as of August 22, 2003 (the “Master Agreement”), by and between WPT Enterprises, Inc. (“the Company”) and The Travel Channel, L.L.C. (“Travel”), the parties had agreed to amend the Master Agreement to extend the last date for Travel to exercise its option to broadcast the sixth season of the Company’s World Poker Tour television series (the “Show”) from March 10, 2007 to April 1, 2007.  Travel did not exercise its option to broadcast the sixth season of the Show prior to or on April 1, 2007.

Agreement with Game Show Network, LLC

On April 2, 2007, the Company entered into an agreement (the “GSN Agreement”) with Game Show Network, LLC (“GSN”), pursuant to which GSN agreed to license from the Company the sixth season of the Show.

The GSN Agreement provides for the payment of a $300,000 licensing fee per episode by GSN to the Company.  The parties agreed that each season of the Show will total twenty-three (23) episodes.  The per episode fee increases by 5% in each future season of the Show in the event GSN exercises its options for future seasons as described below.  Furthermore, the Company would be entitled to a bonus fee per episode of between $20,000 and $35,000, payable after the end of each season, in the event the average Nielsen ratings of all of the premiere episodes in a season exceed certain agreed-upon levels.  In addition to the sixth season of the Show, GSN has two (2) consecutive, dependent, exclusive options for the seventh and eighth seasons of the Show.  If GSN exercises each of those options, the GSN Agreement allows GSN to have an exclusive right of first negotiation and last refusal with the Company, for a limited period of time with respect to the ninth season of the Show.

As is customary in most production agreements with television networks, GSN retains the right to approve all material creative elements of the Show.

GSN retains an exclusive right to broadcast episodes of English versions of the Show (or any other WPT-branded poker programming) for an unlimited number of times during the applicable license period solely on the GSN network in the United States, and a non-exclusive right to broadcast English versions of the Show in Canada and in the island countries and territories of the Caribbean (the “Territory”).  In addition, GSN has the right in the Territory to exploit the Show for video-on-demand services in certain specified media; provided that revenue derived by GSN from video-on-demand services will be split equally between the parties (after GSN’s deduction of certain costs).  The Company retains the right to exploit the Show anywhere in the world (including the Territory) with respect to non-English versions of the Show or English or non-English versions of the Show in any medium other than the GSN television network and video-on-demand. Furthermore, the Company may exploit non-WPT branded poker programming (such as the Professional Poker Tour™) without any restrictions under the GSN Agreement. The Company cannot exploit any versions of the Show in the Territory until three (3) months after each applicable episode has aired on the GSN network (with limited exceptions for use on the Company’s website, or certain other types of media).

With respect to promotional rights, GSN has committed to spend at least $3,000,000 in marketing costs for each season of the Show licensed by it. GSN has the right to promote and advertise the Show in any and all media during the license term. Any sponsorship or in-show advertising of the Show is subject to the mutual approval of the parties. The GSN Agreement also provides GSN with rights to shoot “behind the scenes” footage of the Show and to exhibit the footage on its website (subject to certain time restrictions on the length of such clips).  The Company and GSN have the right to use clips from the Show in any media for promotional purposes (also subject to certain clip length restrictions).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WPT Enterprises, Inc.

April 4, 2007	By:	/s/ Scott A. Friedman
Name: Scott A. Friedman
Title: Chief Financial Officer